Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2015, relating to the combined financial statements and financial statement schedule of Horizon Global, the Cequent Businesses of TriMas Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the combined financial statements and financial statement schedule being prepared from the records of TriMas Corporation), appearing in Registration Statement No. 333-203138 of Horizon Global Corporation on Form S-1.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

June 24, 2015